                                                           Exhibit No. EX-99.n.1

                                 UMB SCOUT FUNDS

                   Multiple Class Plan Pursuant to Rule 18f-3

This Multiple  Class Plan (the "Plan") has been adopted by the Board of Trustees of UMB Scout Funds (the  "Trust")  on behalf of its series,  the UMB Scout Money
Market Fund - Federal  Portfolio,  UMB Scout Money Market Fund - Prime Portfolio
and  the  UMB  Scout  Tax-Free  Money  Market  Fund  (each  a  "Portfolio"   and
collectively,  the  "Portfolios").  The  Board  has  determined  that the  Plan, including the expense allocation, is in the best interests of each class of each
Portfolio and the Trust as a whole. The Plan sets forth the provisions  relating
to  the   establishment  of  multiple  classes  of  shares  ("Shares")  for  the
Portfolios.

     1. The  Portfolios  shall  offer  two  classes  of  Shares,  to be known as
Investor Class Shares and Service Class Shares.

     2.  Neither the Investor  Class  Shares nor the Service  Class Shares shall carry a front-end sales charge.

     3. The  distribution  and  shareholder  servicing plan adopted by the Trust pursuant to Rule 12b-1 (the "Rule 12b-1 Plan") under the Investment  Company Act of 1940, as amended (the "1940 Act"),  associated  with the Service Class Shares may be used to pay UMB Distribution  Services, LLC (the "Distributor") or others to assist  in the  promotion  and  distribution  of the  Service  Class  Shares.
Payments  made under the Rule 12b-1 Plan may be used for,  among  other  things, sweep account services,  the printing of prospectuses and reports used for sales purposes,  preparing and  distributing  sales  literature and related  expenses, advertisements  and other  distribution-related  expenses,  including a prorated portion of the Distributor's  overhead expenses attributable to the distribution of shares of the Service Class. Payments made under the Rule 12b-1 Plan may also be used to pay banks,  securities  dealers or others for,  among  other  things, furnishing  personal  services and  maintaining  customer  accounts and records.
Agreements  for the payment of fees to others  shall be in a form which has been approved  from time to time by the  Trust's  Board of  Trustees,  including  the
Trustees  who  are  not  "interested   persons"  as  defined  in  the  1940  Act
("Independent Trustees").

     The Rule 12b-1 Plan shall operate in  accordance  with Rule 12b-1 under the
1940 Act and Rule 2830(d) of the Conduct  Rules of the National  Association  of
Securities Dealers, Inc., as both may be amended from time to time.

     4.  Differences  in expenses as between  Investor  Class Shares and Service
Class Shares shall relate to differences in the Rule 12b-1 plan expenses paid by each  Portfolio's  Service  Class,  as  described  in its Rule  12b-1  Plan.  In addition,  the Portfolios reserve the right, subject to approval by the Board of
Trustees,  to allocate fees and expenses of the following nature to a particular class of Shares of the  Portfolios  (to the extent  that such fees and  expenses actually  vary among each class of Shares or vary by types of services  provided to each class of Shares of the Portfolios):

     (a)  transfer agency and other recordkeeping costs;

     (b)  Securities  and  Exchange  Commission  and  blue sky  registration  or qualification fees;

     (c)  printing and postage  expenses  related to printing  and  distributing class specific materials,  such as shareholder  reports,  prospectuses and  proxies  to  current  shareholders  of a  particular  class or to regulatory authorities with respect to such class of Shares;

     (d)  audit or accounting fees or expenses relating solely to such class;

     (e)  the expenses of  administrative  personnel and services as required to support the shareholders of such class;

     (f)  litigation or other legal  expenses  relating  solely to such class of
          Shares;

     (g)  Trustees'  fees and expenses  incurred as a result of issues  relating solely to such class of Shares; and

     (h)  other expenses  subsequently  identified and determined to be properly allocated to such class of Shares.

     Except  for any  expenses  that  are  allocated  to a  particular  class as described  above,  all expenses  incurred by the Portfolios will be allocated to each class of Shares of each  Portfolio  on the basis of the net asset  value of each such class in relation to the net asset value of each such Portfolio.

     5. Income and  realized  and  unrealized  capital  gains and losses of each
Portfolio  will be  allocated  to each  class of  Shares on the basis of the net asset  value  of each  such  class in  relation  to the net  asset  value of the
Portfolio.

     6. There shall be no conversion  features  associated  with Investor  Class
Shares and Service Class Shares.

     7. Each  class  will vote  separately  with  respect to any Rule 12b-1 Plan related to that class.

     8. On an ongoing  basis,  the Trust's  Board of  Trustees,  pursuant to its fiduciary  responsibilities under the 1940 Act, and otherwise,  will monitor the
Portfolios for the existence of any material  conflicts between the interests of the two classes of Shares. The Trustees, including a majority of the Independent
Trustees,  shall take such action as is  reasonably  necessary to eliminate  any such conflict that may develop.

     9. All material  amendments  to this Plan must be approved by a majority of the Trust's Trustees, including a majority of the Independent Trustees.

     10. So long as the Plan is in effect,  the Trust's  Board of Trustees  must satisfy the fund  governance  standards as defined in Rule  0-1(a)(7)  under the
1940 Act.

Adopted:  February 22, 2007